EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2020 with respect to the consolidated financial statements of Cohen & Company Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this Registration Statement on Form S-3, as amended (File No. 333-249641). We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 10, 2020